Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

NOTABLE LABS, LTD.

(Exact name of Registrant as specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value of NIS 0.35 per share	457(c) and 457(h)	351,426	$1.235	(2)	$434,012	0.0001476	$64.06
Equity	Ordinary Shares, nominal value of NIS 0.35 per share	457(c) and 457(h)	4,000,000	$1.235	(2)	$4,940,000	0.0001476	$729.15
Total Offering Amounts						$5,374,012		$793.21
Total Fee Offsets								$—
Net Fees Due								$793.21

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s ordinary shares that become issuable under the Registrant’s 2015 Stock Plan and the Registrant’s Employee Share Ownership and Option Plan (2024), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(2) Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.235 per share, which is the average of the high and low prices of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on April 15, 2024.